Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com

Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

NII HOLDINGS ANNOUNCES PRICING OF CONVERTIBLE NOTE OFFERING

RESTON, Va. —January 27, 2004 —NII Holdings, Inc. (Nasdaq: NIHD) today announced the pricing of its offering of $250.0 million principal amount of 2 7/8% Convertible Notes due 2034. The notes were privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on January 30, 2004. NII has granted the initial purchaser of the notes an option to purchase up to an additional $50.0 million principal amount of notes.

The notes are convertible under certain circumstances into NII common stock at a conversion rate of 6.2610 shares per $1,000 principal amount of notes (equal to an initial conversion price of $159.72 per share), subject to adjustment in certain circumstances. Upon a surrender of notes for conversion, NII will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock.

NII may redeem all or some of the notes on or after February 7, 2011 for a redemption price in cash equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest. Holders may require NII to repurchase the notes on February 1 of 2011, 2014, 2019, 2024 and 2029 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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